As filed with the Securities and Exchange Commission on August 1, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________

STONERIDGE, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

39675 MacKenzie Drive, Suite 400, Novi, MI	48377
(Address of Principal Executive Offices)	(Zip Code)

STONERIDGE, INC. AMENDMENT NO. 2 2018 Amended and Restated Directors’ Restricted Shares Plan, as amended
(Full title of the plan)

JAMES ZIZELMAN Stoneridge, Inc. 39675 MacKenzie Drive, Suite 400 Novi, Michigan 48377
(Name and address of agent for service)

(248) 489-9300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
The 2018 Amended and Restated Directors’ Restricted Shares Plan (the “Plan”) of Stoneridge, Inc. (the “Registrant”) was, upon the approval and recommendation of the Registrant’s Board of Directors, in accordance with the applicable law and the listing rules of the NYSE, approved by the Registrant’s shareholders at the 2018 Annual Meeting of Shareholders. The Plan authorized 850,000 Company Common Shares for issuance. In 2022, the Board of Directors approved an amendment (“Amendment No. 1”) to the Plan, which was approved by the Registrant’s shareholders at the 2022 Annual Meeting of Shareholders. Amendment No. 1 increased by 100,000 Common Shares the number of Common Shares available for issuance under the Plan, bringing the total to 950,000 Common Shares. On March 12, 2024, the Registrant’s Board of Directors approved an additional amendment (“Amendment No. 2”) to the Plan, to further amend the Plan to increase by an additional 200,000 Common Shares, the number of Common Shares available for issuance under the Plan, bringing the total to 1,150,000 Common Shares. At the Registrant’s 2024 Annual Meeting of Shareholders held on May 14, 2024, the Registrant’s shareholders approved an increase in the aggregate number of Common Shares available for issuance under the Plan by 200,000 Common Shares (the “Additional Shares”). The Registrant is filing this Registration Statement on Form S-8 under the Securities Act to register the Additional Shares for issuance under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The documents listed in (a) through (e) below are incorporated by reference into this Registration Statement. All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents. In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 (and any related exhibits) of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

(a) The Registrant’s Annual Report on Form 10-K (the “2023 Form 10-K”) for the fiscal year ended December 31, 2023;
(b) the Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2024 and June 30, 2024;
(c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023, including the Current Reports on Form 8-K filed with the Commission on February 28, 2024, May 1, 2024, May 16, 2024, May 22, 2024 and July 31, 2024 (except, in each case, any information, including exhibits, furnished to the Commission pursuant Items 2.02 and 7.01);
(d) The information contained in the Registrant’s Proxy Statement dated April 4, 2024, for its Annual Meeting of Shareholders held on May 14, 2024, that has been incorporated by reference from the 2023 Form 10-K and was filed with the Commission on Schedule 14A on April 4, 2024; and
(e) The description of the Registrant’s Common Shares filed as Exhibit 4.2 to the 2019 Form 10-K, including any amendment or report filed for the purpose of updating such description.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
The opinion of counsel as to the legality of the securities that may be issued under the Plan is given for the Registrant by Tucker Ellis LLP, Cleveland, Ohio. Robert M. Loesch, Secretary of the Registrant, is a partner in Tucker Ellis LLP. Mr. Loesch does not own any equity securities of the Registrant.
Item 6. Indemnification of Directors and Officers.
The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Code.

The Registrant’s Amended and Restated Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was an officer or director of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the officer or director is entitled to indemnification. The Amended and Restated Code of Regulations authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against them in such capacity or arising out of their status as such, whether or not the Registrant would have power to indemnify such officer, employee or agent against such liability under the provisions of the Amended and Restated Code of Regulations of the Registrant.
The Registrant maintains a directors’ and officers’ insurance policy that insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.
On April 13, 2023, the Registrant entered into an indemnification agreement with James Zizelman, the Registrant’s President and Chief Executive Officer (referred below as the “Indemnified Employee”). In order to address potential limitations in directors and officers (“D&O”) insurance and to induce the Indemnified Employee to continue to serve as an officer and/or employee of the Registrant, the Registrant entered into the Indemnification Agreement with the Indemnified Employee. In consideration of the continued service as an officer and/or employee of the Registrant the Indemnification Agreement provides that the Registrant will indemnify the Indemnified Employee to the fullest extent not otherwise prohibited by the statute or other applicable law, including without limitation indemnity against any and all costs and expenses, in connection with any threatened, pending, or completed action, suit or proceeding, arbitration or other alternative dispute resolution mechanism, whether domestic or foreign, whether civil, criminal, administrative, or investigative, to which the Indemnified Employee is or at any time becomes a party, or is threatened to be made a party, as a result, directly or indirectly, of serving at any time: (i) as a director, officer, employee, or agent of the Registrant; or (ii) at the request of the Registrant as a director, officer, employee, trustee, fiduciary, manager, member, or agent of a corporation, partnership, trust, limited liability company, employee benefit plan, or other enterprise or entity, whether domestic or foreign.
Under the Indemnified Employee’s indemnification agreement there is no Registrant indemnity obligation: (i) except to the extent that the aggregate amount of losses to be indemnified exceed the aggregate amount of such losses for which the Indemnified Employee is actually paid or reimbursed pursuant to D&O insurance, if any, which may be purchased and maintained by the Registrant or any of its subsidiaries; (ii) on account of any proceeding in which judgment is rendered against the Indemnified Employee for an accounting of profits made from the purchase or sale of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act; (iii) on account of the Indemnified Employee’s conduct which is determined to have been knowingly fraudulent, deliberately dishonest, or willful misconduct, except to the extent such indemnity is otherwise permitted under the statute; (iv) with respect to any remuneration paid to Indemnified Employee determined by a court having jurisdiction to have been in violation of law; (v) if it shall have been determined by a court having jurisdiction that indemnification is not lawful, (vi) on account of the Indemnified Employee’s conduct to the extent it relates to matters that occurred prior to the time the Indemnified Employee became an employee of the Registrant; and (vii) with respect to proceedings initiated or brought voluntarily by the Indemnified Employee and not by way of defense, except with respect to proceedings brought to enforce rights or to collect money due under the indemnification agreement.

Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1
Second Amended and Restated Articles of Incorporation of Stoneridge, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)

4.2	Amended and Restated Code of Regulations of Stoneridge, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999)

4.3	Common Share Certificate (incorporated by reference from Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997)

5.1	Opinion of Tucker Ellis LLP as to legality of the securities being registered (filed herewith)

23.1	Consent of Tucker Ellis LLP (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (filed herewith)

24.1	Powers of Attorney (included at page II-8)

99.1
Amendment No. 2 to Stoneridge, Inc. 2018 Amended and Restated Directors’ Restricted Shares Plan, including the Stoneridge, Inc. 2028 Amended and Restated Directors’ Restricted Shares Plan (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 16, 2024)

107	Filing Fee Table
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on this 1st day of August 2024.

STONERIDGE, INC.

/s/ Matthew R. Horvath
Matthew R. Horvath
Chief Financial Officer and Treasurer
(Principal Financial Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Zizelman, Susan C. Benedict and Robert M. Loesch or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 1, 2024 by the following persons in the capacities indicated below.

Signature	Title

/s/ James Zizelman	Director, President and Chief Executive Officer
James Zizelman	(Principal Executive Officer)

/s/ Matthew R. Horvath	Chief Financial Officer and Treasurer
Matthew R. Horvath	(Principal Financial Officer)

/s/ Robert J. Hartman Jr.	Chief Accounting Officer
Robert J. Hartman Jr.	(Principal Accounting Officer)

/s/ Ira C. Kaplan	Director
Ira C. Kaplan

/s/ Kim Korth	Director
Kim Korth

/s/ William M. Lasky	Director
William M. Lasky

/s/ George S. Mayes, Jr.	Director
George S. Mayes, Jr.

/s/ Carsten J. Reinhardt	Director
Carsten J. Reinhardt

/s/ Sheila Rutt	Director
Sheila Rutt

/s/ Paul J. Schlather	Director
Paul J. Schlather

/s/ Frank S. Sklarsky	Director
Frank S. Sklarsky